                                 EXHIBIT 10.7

                         AGREEMENT AND PLAN OF MERGER


   AGREEMENT AND PLAN OF MERGER, dated as of March 3, 2000, by and between Commerce National Corporation. ("Commerce") and Wachovia Corporation ("Wachovia").

                                    RECITALS

   A. Commerce National Corporation Commerce is a Florida corporation, having its principal place of business in Wachovia Park, Florida.

   B. Wachovia Corporation. Wachovia is a North Carolina corporation, having its principal place of business in both Winston-Salem, North Carolina and Atlanta, Georgia.

   C. Stock Option Agreement. As a condition and an inducement to the willingness of Wachovia to enter into this Agreement, Commerce has granted to Wachovia an option pursuant to a stock option agreement, in substantially the form of Exhibit A (the "Stock Option Agreement").

   D. Voting Agreements. As a further condition and an inducement to Wachovia's entering into this Agreement, stockholders of Commerce who are also directors or executive officers of Commerce holding or controlling the power to vote in excess of 24.5% of the outstanding shares of Commerce Common Stock have entered into agreements with Wachovia, substantially in the form of Exhibit B hereto, under which each stockholder has agreed to vote in favor of this Agreement (the "Voting Agreements").

   E. Noncompetition Agreements. As a further condition and inducement to the willingness of Wachovia to enter into this Agreement, the directors of Commerce identified on Exhibit C have executed and delivered noncompetition agreements with Wachovia in substantially the forms provided to Commerce (the "Director Noncompetition Agreements") and Commerce has agreed to use it best efforts to cause the officers of Commerce identified on Exhibit C to execute and deliver noncompetition agreements with Wachovia in form and substance acceptable to Wachovia (the "Officer Noncompetition Agreements") (collectively, the "Noncompetition Agreements").

   F. Employment Agreements. As a further condition and inducement to the willingness of Wachovia to enter into this Agreement, Guy D. Colado, President and Chief Executive Officer of Commerce, has executed and delivered an employment agreement with Wachovia substantially the form provided to Commerce (the "Employment Agreement").

   G. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

   H. Board Action. The respective Boards of Directors of each of Wachovia and Commerce have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

   NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                              Certain Definitions

   1.01 Certain Definitions . The following terms are used in this Agreement with the meanings set forth below:

   "Acquisition Proposal" has the meaning set forth in Section 6.06.

   "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling, controlled by or under common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings to the foregoing.

   "Agreement" means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.02.

   "Code" has the meaning set forth in Recital G.

   "Commerce" has the meaning set forth in the preamble to this Agreement.

   "Commerce Affiliate" has the meaning set forth in Section 6.07(a).

   "Commerce Articles" means the Amended and Restated Articles of Incorporation of Commerce.

   "Commerce Benefit Plans" has the meaning set forth in Section 5.03(m).

   "Commerce Board" means the Board of Directors of Commerce.

   "Commerce By-Laws" means the First Amended and Restated By-laws of Commerce.

   "Commerce Common Stock" means the common stock, par value $0.10 per share, of Commerce.

   "Commerce Meeting" has the meaning set forth in Section 6.02.

   "Commerce Pension Plan" has the meaning set forth in Section 5.03(m).

   "Commerce SEC Documents" has the meaning set forth in Section 5.03(g).

   "Commerce Stock Plans" means the 1999 Commerce National Corporation Directors' Stock Option Plan, the Stock Appreciation Rights Agreement, and the 1998 Commerce National Corporation Employees' Stock Option Plan.

   "Commerce Stock Option" means any option to purchase shares under the Commerce stock plans.

   "Costs" has the meaning set forth in Section 6.12(a).

   "Disclosure Schedule" has the meaning set forth in Section 5.01.

   "Effective Date" has the meaning set forth in Section 2.02.

   "Effective Time" has the meaning set forth in Section 2.02.

   "Employment Agreement" has the meaning set forth in Recital F.

   "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

   "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

   "Exchange Agent" has the meaning set forth in Section 3.04.

   "Exchange Fund" has the meaning set forth in Section 3.04.

   "Exchange Ratio" has the meaning set forth in Section 3.01(a).

   "FBCA" means the Florida Business Corporation Act.

   "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

   "Indemnified Party" has the meaning set forth in Section 6.12(a).

   "Insurance Amount" has the meaning set forth in Section 6.12(b).

   "Insurance Policy" has the meaning set forth in Section 5.03(t).

   "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

   "Material Adverse Effect" means, with respect to Wachovia, Commerce or the Surviving Corporation, any effect that (i) is material and adverse to the financial position, results of operations or business of Wachovia and its Subsidiaries taken as a whole, Commerce and its Subsidiaries taken as a whole, or the Surviving Corporation and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Wachovia or Commerce to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles,
(d) effects of any action taken with the prior written consent of Wachovia and
(e) changes in conditions or circumstances that affect the banking industry generally.

   "Merger" has the meaning set forth in Section 2.01.

   "Merger Consideration" has the meaning set forth in Section 2.01.

   "NCBCA" means the North Carolina Business Corporation Act.

   "New Certificate" has the meaning set forth in Section 3.04.

   "Noncompetition Agreements" (including "Director Noncompetition Agreements" and "Officer Noncompetition Agreements") has the meaning set forth in Recital E.

   "NYSE" means the New York Stock Exchange, Inc.

   "Old Certificate" has the meaning set forth in Section 3.04.

   "Permitted Dividend Amount" has the meaning set forth in Section 4.01(c).

   "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

   "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

   "Proxy Statement" has the meaning set forth in Section 6.03.

   "Registration Statement" has the meaning set forth in Section 6.03.

   "Regulatory Authority" has the meaning set forth in Section 5.03(i).

   "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

   "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

   "Stock Option Agreement" has the meaning set forth in Recital C.

   "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

   "Subsidiary Combination" has the meaning set forth in Section 2.04.

   "Surviving Corporation" has the meaning set forth in Section 2.01.

   "Takeover Laws" has the meaning set forth in Section 5.03(o).

   "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, gains, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

   "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

   "Treasury Stock" shall mean shares of Commerce Stock held by Commerce or any of its Subsidiaries or by Wachovia or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

   "Voting Agreement" has the meaning set forth in Recital D.

   "Wachovia" has the meaning set forth in the preamble to this Agreement.

   "Wachovia Average Stock Price" has the meaning set forth in Section
3.01(a).

   "Wachovia Bank" means Wachovia Bank, National Association.

   "Wachovia Board" means the Board of Directors of Wachovia.

   "Wachovia Common Stock" means the common stock, par value $5.00 per share, of Wachovia.

   "Wachovia Preferred Stock" means the preferred stock, par value $5.00 per share, of Wachovia.

   "Wachovia SEC Documents" has the meaning set forth in Section 5.04g.

   "Wachovia Stock" means, collectively, Wachovia Common Stock and Wachovia Preferred Stock.

   "Y2K Compliant" means, with respect to any computer software or hardware, to the extent such computer software or hardware has a calendar function, that it is able to record, store, process and present calendar dates falling on or after January 1, 2000 and date-dependent data in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates and date-dependent data as of the date hereof.

   "Y2K Plan" means a plan of reprogramming and testing for the purpose of providing reasonable assurance that all significant computer software and hardware developed or currently used (including third party software and hardware necessary for the conduct of its business) by Commerce or its Subsidiaries will be Y2K Compliant.

                                   ARTICLE II

                                   The Merger

   2.01 The Merger. (a) At the Effective Time, Commerce shall merge with and into Wachovia (the "Merger"), the separate corporate existence of Commerce shall cease and Wachovia shall survive and continue to exist as a Florida corporation (Wachovia, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). Wachovia may at any time prior to the Effective Time change the method of effecting the combination with Commerce (including, without limitation, the provisions of this Article
II) if and to the extent it deems such change to be necessary or appropriate; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Commerce Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of Commerce's stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

   (b) Subject to the satisfaction or waiver of the conditions set forth in
Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the Secretary of State of the State of Florida of articles of merger in accordance with Section 607.1105 of the FBCA and the filing in the office of the Secretary of State of the State of North Carolina of articles of merger in accordance with Section 55-11-05 of the NCBCA or such later date and time as may be set forth in such certificate or articles. The Merger shall have the effects prescribed in the FBCA and the NCBCA.

   (c) Articles of Incorporation and By-Laws. The articles of incorporation and by-laws of Wachovia immediately after the Merger shall be those of Wachovia as in effect immediately prior to the Effective Time.

   (d) Directors and Officers of Wachovia. The directors and officers of Wachovia immediately after the Merger shall be the directors and officers of Wachovia immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

   2.02 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of Wachovia, on the last business day of the month in which such day occurs or, if such fifth business day occurs on one of the last five business days of such month, on the last business day of the succeeding month) or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

   2.03 Plan of Merger. Wachovia and Commerce hereby enter into a separate plan of merger, in substantially the form of Exhibit D, for purposes of any filing requirement.

   2.04 Integration. Upon or following the Effective Time, the parties hereto currently intend to effectuate, or cause to be effectuated, the combination (the "Subsidiary Combination") of the business of the National Bank of Commerce with that of Wachovia Bank. Commerce agrees to cooperate with Wachovia and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be requested by Wachovia to effect the Subsidiary Combination. Commerce also agrees to cooperate with Wachovia and to take all reasonable restructuring steps for regulatory purposes, as may be requested by Wachovia to merge or otherwise consolidate such legal entities to the extent desirable for regulatory or other reasons.

                                  ARTICLE III

                       Consideration; Exchange Procedures

   3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

     (a) Outstanding Commerce Common Stock. Each share, excluding Treasury Stock, of Commerce Common Stock, issued and outstanding immediately prior to the Effective Time shall become and be converted into the number of shares of Wachovia Common Stock equal to the Exchange Ratio (as defined in the following sentence). The "Exchange Ratio" shall mean the number equal to $54.00 divided by the Wachovia Average Stock Price (rounded to the nearest one-thousandth) provided that:

         (i) if the Wachovia Average Stock Price exceeds $64.125, the Exchange Ratio shall be .8421; and

         (ii) if the Wachovia Average Stock Price is less than $51.30, the Exchange Ratio shall be 1.0526.

  The "Wachovia Average Stock Price" shall be the closing price of Wachovia Common Stock, as reported by the NYSE Composite Transaction Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the 15 NYSE trading days immediately preceding the Effective Date.

     (b) Outstanding Wachovia Stock. Each share of Wachovia Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

     (c) Treasury Stock and Commerce Preferred Stock. Each share of Commerce Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

   3.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Commerce Common Stock shall cease to be, and shall have no rights as, stockholders of Commerce, other than to receive any dividend or other distribution with respect to such Commerce Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this
Article III. After the Effective Time, there shall be no transfers of shares of Commerce Common Stock on the stock transfer books of Commerce or the Surviving Corporation.

   3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Wachovia Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Wachovia shall pay to each holder of Commerce Common Stock who would otherwise be entitled to a fractional share of Wachovia Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing price of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the NYSE trading day immediately preceding the Effective Date.

   3.04 Exchange Procedures. (a) At or prior to the Effective Time, Wachovia shall deposit, or shall cause to be deposited, with EquiServe Trust Company, N.A. (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Commerce Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Wachovia Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of Commerce Common Stock.

   (b) As promptly as practicable after the Effective Date, Wachovia shall send or cause to be sent to each former holder of record of shares of Commerce Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Wachovia shall cause the New Certificates into which shares of a stockholder's Commerce Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Commerce Common Stock (or indemnity reasonably satisfactory to Wachovia and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions, which any such person shall be entitled to receive pursuant to this Article III upon such delivery. Old Certificates surrendered for exchange by any Commerce Affiliate shall not be exchanged for New Certificates until Wachovia has received a written agreement from such person as specified in Section 6.07.

   (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Commerce Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

   (d) At the election of Wachovia, no dividends or other distributions with respect to Wachovia Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Commerce Common Stock converted in the Merger into the right to receive shares of such Wachovia Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04, and no such shares of Commerce Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Wachovia Common Stock such holder had the right to receive upon surrender of the Old Certificate.

   (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Commerce for twelve months after the Effective Time shall be paid to Wachovia. Any stockholders of Commerce who have not theretofore complied with this Article III shall thereafter look only to Wachovia for payment of the shares of Wachovia Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Wachovia Common Stock deliverable in respect of each share of Commerce Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon and Wachovia shall make such payment.

   3.05 Anti-Dilution Provisions. In the event Wachovia changes (or establishes a record date for changing) the number of shares of Wachovia Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Wachovia Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

   3.06 Options. At the Effective Time, each outstanding Commerce Stock Option, whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Commerce Stock Option, the number of shares of Wachovia Common Stock equal to (a) the number of shares of Commerce Common Stock subject to the Commerce Stock Option, multiplied by (b) the Exchange Ratio (such product rounded down to the nearest whole number) (a "Replacement Option"), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Commerce Common Stock which were purchasable pursuant to such Commerce Stock Option divided by (z) the number of full shares of Wachovia Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each Commerce Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, Commerce shall take all action, if any, necessary with respect to the Commerce Stock Plans to permit the replacement of the outstanding Commerce Stock Options by Wachovia pursuant to this Section. At the Effective Time, Wachovia shall assume the Commerce Stock Plans; provided, that such assumption shall be only in respect of the Replacement Options and that Wachovia shall have no obligation with respect to any awards under the Commerce Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Commerce Stock Plans.

                                   ARTICLE IV

                          Actions Pending Acquisition

   4.01 Forbearances of Commerce. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Wachovia, Commerce will not, and will cause each of its Subsidiaries not to:

     (a) Ordinary Course. Conduct the business of Commerce and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have a Material Adverse Effect with respect to Commerce.

     (b) Capital Stock. (1) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Commerce Common Stock or other equity stock of Commerce or any Rights, (2) enter into any agreement with respect to the foregoing, or (3) permit any additional shares of Commerce Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

     (c) Dividends, Etc. (1) Make, declare, pay or set aside for payment any dividend (other than (A) an annual cash dividend on Commerce Common Stock in an amount equal to $0.15 per share (the "Permitted Dividend Amount") and paid on March 8, 2000 (B) dividends from wholly owned Subsidiaries to Commerce or another wholly owned Subsidiary of Commerce) on or in respect of, or declare or make any distribution on any shares of Commerce Common Stock or any Subsidiary's capital stock or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; provided, however, that if the Merger is not consummated by the record date for Wachovia's dividend payable during the third quarter of 2000, then the Permitted Dividend Amount may be increase by Commerce at its option for all future dividends to $0.51 per share.

     (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee or consultant of Commerce or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (iv) as expressly provided on Section 4.01(d) of the Commerce Disclosure Schedule, or (v) for grants of awards to newly hired employees consistent with past practice.

     (e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, severance, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer, employee or consultant of Commerce or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

     (f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to Commerce and its Subsidiaries taken as a whole.

     (g) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that is not material to Commerce and its Subsidiaries taken as a whole.

     (h) Governing Documents. Amend the Commerce Articles, Commerce By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Commerce's Subsidiaries.

     (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

     (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

     (k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Commerce and its Subsidiaries, taken as a whole and that does not involve or create precedent for claims, actions or proceedings that are reasonably likely to be material to Commerce and its Subsidiaries, taken as a whole.

     (l) Adverse Actions. (i) Take any action which would materially adversely affect its ability to consummate the Merger; (ii) take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (iii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

     (m) Risk Management. Except as required by applicable law or regulation,
  (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

     (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

     (o) Tax Matters. Make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender or compromise any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, in each case, other than any of the foregoing actions that are not material and which are taken in the ordinary and usual course of business consistent with past practice.

     (p) Commitments. Agree or commit to do any of the foregoing.

   4.02 Forbearances of Wachovia. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Commerce, Wachovia will not, and will cause each of its Subsidiaries not to:

     (a) Extraordinary Dividends. Make, declare, pay or set aside for payment any extraordinary dividend.

     (b) Adverse Actions. (i) Take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of
  Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied; or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                                   ARTICLE V

                         Representations and Warranties

   5.01 Disclosure Schedules. On or prior to the date hereof, Wachovia has delivered to Commerce a schedule and Commerce has delivered to Wachovia a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

   5.02 Standard. No representation or warranty of Commerce or Wachovia contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect.

   5.03 Representations and Warranties of Commerce. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Commerce hereby represents and warrants to Wachovia:

     (a) Organization, Standing and Authority. (i) Commerce is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. (ii) Commerce is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

     (b) Commerce Stock. As of the date hereof, the authorized capital stock of Commerce consists solely of 1,000,000 shares of Commerce Common Stock, of which 721,019 shares were outstanding as of the date hereof. As of the date hereof, 21,800 shares of Commerce Common Stock were held in treasury by Commerce or otherwise owned by Commerce or its Subsidiaries. The outstanding shares of Commerce Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed in its Disclosure Schedule, there are no shares of Commerce Stock authorized and reserved for issuance, Commerce does not have any Rights issued or outstanding with respect to Commerce Stock, and Commerce does not have any commitment to authorize, issue or sell any Commerce Stock or Rights, except pursuant to this Agreement and the Stock Option Agreement.

     (c) Subsidiaries. (i)(A) Commerce has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as Previously Disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Commerce or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C. (S)55) and are owned by Commerce or its Subsidiaries free and clear of any Liens.

     (ii) Commerce does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

     (iii) Each of Commerce's Subsidiaries (A) has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and (B) is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

     (d) Corporate Power. Commerce and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Commerce has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

     (e) Corporate Authority. Subject in the case of this Agreement to receipt of the requisite approval of the agreement of merger set forth in this Agreement by the holders of a majority of the outstanding shares of Commerce Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Commerce and the Commerce Board prior to the date hereof. This Agreement is a valid and legally binding obligation of Commerce, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Commerce Board has received the written opinion of Austin Associates, Inc. to the effect that as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the holders of Commerce Common Stock.

     (f) Regulatory Filings; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Commerce or any of its Subsidiaries in connection with the execution, delivery or performance by Commerce of this Agreement or the Stock Option Agreement or to consummate the Merger except for (A) the filing of a notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (B) filings of applications or notices with federal and state banking authorities, (C) filings with the SEC and state securities authorities, and (D) the filing of articles of merger with the Secretary of State of the State of Florida pursuant to the FBCA and the Secretary of State of the State of North Carolina pursuant to the NCBCA. As of the date hereof, Commerce is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

     (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or contract, agreement, indenture or instrument of Commerce or of any of its Subsidiaries or to which Commerce or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Commerce Certificate or the Commerce By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, contract, agreement, indenture or instrument.

     (g) Financial Reports; No Material Adverse Effect. (i) Commerce's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1998 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed with the SEC (collectively, "Commerce's SEC Documents"), as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Commerce and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements contained in any such SEC Document (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Commerce and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (ii) Since December 31, 1998, Commerce and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

     (iii) Since December 31, 1998, (A) Commerce and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Commerce.

     (h) Litigation. (i) Commerce has Previously Disclosed its true and complete list, as of the date hereof, of all litigation, claims or other proceedings before any court or governmental agency pending (or, to Commerce's knowledge, threatened) against Commerce or any of its subsidiaries. (ii) No other litigation, claim or other proceeding before any court or governmental agency is pending against Commerce or any of its Subsidiaries and, to Commerce's knowledge, no other such litigation, claim or other proceeding has been threatened.

     (i) Regulatory Matters. (i) Neither Commerce nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve Board and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (each, a "Regulatory Authority").

     (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     (j) Compliance with Laws. Commerce and each of its Subsidiaries:

       (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

       (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Commerce's knowledge, no suspension or cancellation of any of them is threatened; and

       (iii) has received, since December 31, 1998, no notification or communication from any Governmental Authority (A) asserting that Commerce or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Commerce's knowledge, do any grounds for any of the foregoing exist).

     (k) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its SEC Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     (l) No Brokers. No action has been taken by Commerce that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Austin Associates, Inc.

     (m) Employee Benefit Plans. (i) Commerce has delivered or made available to Wachovia prior to the execution of this Agreement copies of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all employment, change in control or other employee agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans," as defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Commerce or any of its Subsidiaries or any ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Commerce Benefit Plans"). Commerce has listed each Commerce Benefit Plan in Section 5.03(m) of the Commerce Disclosure Schedule. Any of the Commerce Benefit Plans which is an "employee pension benefit plan," as defined in Section 3(2) of ERISA, is referred to herein as a "Commerce Pension Plan." Neither Commerce nor any ERISA Affiliate currently maintains any plan that is a "defined benefit plan," as defined in Section 3(35) of ERISA. No Commerce Pension Plan is or has been a multiemployer plan within the meaning of
  Section 3(37) of ERISA.

     (ii) Commerce has delivered or made available to Wachovia prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Commerce Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Commerce Benefit Plans or amendments, all determination letters, material rulings, material opinion letters, material information letters, or material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1995, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuation and reports, and summary annual reports prepared for any Commerce Benefit Plan with respect to the most recent plan year, and
  (iv) the most recent summary plan descriptions and any material modifications thereto.

     (iii) All Commerce Benefit Plans are in substantial compliance with the applicable terms of ERISA, the Code, and any other applicable laws. Each Commerce Pension Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and Commerce is not aware of any circumstance that is reasonably likely to result in the revocation of such favorable determination letter. Neither Commerce nor any of its Subsidiaries has engaged in a transaction with respect to any Commerce Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Commerce or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

     (iv) No Commerce Pension Plan has any "unfunded current liability," as defined in Section 302(d) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as defined in
  Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Commerce Pension Plan, (ii) no change in the actuarial assumptions with respect to any Commerce Pension Plan, and (iii) no increase in benefits under any Commerce Pension Plan as a result of plan amendments or changes in applicable law which is reasonably likely to materially adversely affect the funding status of any such

  Plan. Neither any Commerce Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Commerce Entity, or the single-employer plan of any entity which is considered one employer with Commerce under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Commerce nor any of its Subsidiaries has provided, or is required to provide, security to a Commerce Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
  Section 401(a)(29) of the Code.

     (v) Within the six-year period preceding the Effective Time, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Commerce or any of its Subsidiaries with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which liability is reasonably likely to be material. Neither Commerce nor any of its Subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which liability is reasonably likely to be material. No notice of a "reportable event," within the meaning of
  Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Commerce Pension Plan or by an ERISA Affiliate within the 12-month period ending on the date hereof.

     (vi) Except as disclosed in Section 5.03(m) of the Commerce Disclosure Schedule, neither Commerce nor any of its Subsidiaries has any liability for retiree health and life benefits under any of the Commerce Benefit Plans and there are no restrictions on the rights of Commerce or any of its Subsidiaries to amend or terminate any such retiree health or benefit Plan without incurring any liability thereunder.

     (vii) Except as disclosed in Section 5.03(m) of the Commerce Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of Commerce or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment prior to or after the date hereof, (x) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Commerce Benefit Plans, (y) cause Commerce to record additional compensation expense on its income statement with respect to any stock option or other equity award, or (z) result in any payments under any of the Commerce Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

     (viii) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Commerce or any of its Subsidiaries and their respective beneficiaries, have been fully reflected on the Commerce Financial Statements to the extent required by and in accordance with GAAP.

     (n) Labor Matters. Neither Commerce nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Commerce or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Commerce or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Commerce's knowledge, threatened, nor is Commerce aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

     (o) Takeover Laws; Dissenters Rights. Commerce has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement, the Voting

  Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price" "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws"), including, without limitation, the State of Florida, and including, without limitation, Sections 607.0901 through 607.0902 of the FBCA.

     (p) Environmental Matters. To the knowledge of Commerce and its Subsidiaries, neither the conduct nor operation of Commerce or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither Commerce nor any of its Subsidiaries has received any notice from any person or entity that Commerce or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

     (q) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to Commerce and its Subsidiaries have been duly and timely filed, (ii) all Taxes owed or required to be withheld by Commerce or its Subsidiaries (regardless of whether shown to be due on the Tax Returns referred to in clause (i)) have been timely paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) all Taxes that Commerce or any of its subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vii) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Commerce or its Subsidiaries. Commerce has made available to Wachovia true and correct copies of the Tax Returns filed by Commerce and its Subsidiaries for each of the four most recent fiscal years ended on or before December 31, 1998. Neither Commerce nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Commerce Financial Statements in excess of the amounts accrued with respect thereto that are reflected in the Commerce Financial Statements. Neither Commerce nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Commerce nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group the common parent of which is or was Commerce) or otherwise has any liability for the Taxes of any person (other than Commerce and its Subsidiaries). No Liens for Taxes exist with respect to any of the assets or properties of Commerce or its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with United States generally accepted accounting principles. Neither Commerce nor any of its Subsidiaries has been a party to any distribution occurring during the last three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

     (r) Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Commerce's own account, or for the account of one or more of Commerce's Subsidiaries or their customers (all of which are listed on Commerce's Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Commerce or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither Commerce nor its Subsidiaries, nor to Commerce's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

     (s) Books and Records. The books and records of Commerce and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Commerce and its Subsidiaries.

     (t) Insurance. Commerce's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Commerce or its Subsidiaries ("Insurance Policies"). Commerce and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Commerce reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Commerce and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

     (u) Year 2000 Compliance. The software and hardware operated by Commerce and its Subsidiaries are Y2K Compliant. A true and complete copy of Commerce's Y2K Plan has been made available to Wachovia, and Commerce and its Subsidiaries have effected the Y2K Plan in accordance with the schedule provided for therein. To the best of Commerce's knowledge, incurring the costs to implement the Y2K Plan is not reasonably likely to have a Material Adverse Effect with respect to Commerce.

     (v) Disclosure. The representations and warranties contained in this
  Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

   5.04 Representations and Warranties of Wachovia. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Wachovia hereby represents and warrants to Commerce as follows:

     (a) Organization, Standing and Authority. Wachovia is duly organized, validly existing and in good standing under the laws of the State of North Carolina. Wachovia is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Wachovia has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

     (b) Wachovia Stock. (i) As of the date hereof, the authorized capital stock of Wachovia consists solely of 1,000,000,000 shares of Wachovia Common Stock, of which 201,179,264 shares were outstanding as of the date hereof and 50,000,000 shares of Wachovia Preferred Stock, of which no shares were outstanding as of the date hereof. As of the date hereof, except as set forth in its Disclosure Schedule, Wachovia does not have any Rights issued or outstanding with respect to Wachovia Stock, and Wachovia does not have any commitment to authorize, issue or sell any Wachovia Stock or Rights, except pursuant to this Agreement.

     (ii) The shares of Wachovia Common Stock to be issued in exchange for shares of Commerce Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     (c) Subsidiaries. Each of Wachovia's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

     (d) Corporate Power. Wachovia and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Wachovia has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     (e) Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Wachovia and its Board of Directors and does not require any vote of stockholders. This Agreement is a valid and legally binding agreement of Wachovia enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

     (f) Regulatory Approvals; No Defaults. No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are required to be made or obtained by Wachovia or any of its Subsidiaries in connection with the execution, delivery or performance by Wachovia of this Agreement or to consummate the Merger except for (A) the filing of applications and notices, as applicable, with federal and state banking authorities; (B) approval of the listing on the NYSE of Wachovia Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of articles of merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA and the Secretary of State of the State of Florida pursuant to the FBCA; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Wachovia Common Stock in the Merger; and (F) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Wachovia is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

     (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or contract, agreement, indenture or instrument of Wachovia or of any of its Subsidiaries or to which Wachovia or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Wachovia or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, contract, agreement, indenture or instrument.

     (g) Financial Reports and SEC Documents; Material Adverse Effect. (i) Wachovia's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1998 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed with the SEC (collectively, "Wachovia's SEC Documents"), as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Wachovia and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Wachovia and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (ii) Since December 31, 1998, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Wachovia.

     (h) Litigation; Regulatory Action. (i) Other than as set forth in its SEC Documents filed on or before the date hereof, no litigation, claim or other proceeding before any Governmental Authority is pending against Wachovia or any of its Subsidiaries and, to the best of Wachovia's knowledge, no such litigation, claim or other proceeding has been threatened.

     (ii) Neither Wachovia nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has Wachovia or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     (i) Compliance with Laws. Wachovia and each of its Significant
  Subsidiaries:

       (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

       (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened.

       (iii) has received, since December 31, 1998, no notification or communication from any Governmental Authority (A) asserting that Wachovia or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Wachovia's knowledge, do any grounds for any of the foregoing exist).

     (j) No Brokers. No action has been taken by Wachovia that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

     (k) Disclosure. The representations and warranties contained in this
  Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

                                   ARTICLE VI

                                   Covenants

   6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Commerce and Wachovia agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end (including, if necessary, the filing of any amendments or supplements to the Registration Statement or Proxy Statement or a resolicitation of proxies as a consequence of an acquisition agreement by Wachovia or any of its Subsidiaries).

   6.02 Stockholder Approvals. Commerce agrees to take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene an appropriate meeting of stockholders of Commerce to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by Commerce's stockholders for consummation of the Merger (including any adjournment or postponement, the "Commerce Meeting") as promptly as practicable after the Registration Statement is declared effective. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised in writing by its counsel, the Commerce Board shall recommend such approval, and Commerce shall take all reasonable, lawful action to solicit such approval by its stockholders.

   6.03 Registration Statement. (a) Wachovia agrees to prepare a registration statement on Form S-4 (the "Registration Statement") to be filed by Wachovia with the SEC in connection with the issuance of Wachovia Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Commerce constituting a part thereof (the "Proxy Statement") and all related documents). Each of the parties hereto agrees to cooperate, and to cause its Subsidiaries to cooperate, with the other, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that Commerce and its Subsidiaries have cooperated as required above, Wachovia agrees to file the Registration Statement with the SEC as soon as reasonably practicable. Each of Commerce and Wachovia agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Wachovia also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Commerce agrees to furnish to Wachovia all information concerning Commerce, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

   (b) Each of Commerce and Wachovia agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Commerce Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Commerce and Wachovia further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

   (c) Wachovia agrees to advise Commerce, promptly after Wachovia receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Wachovia Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

   6.04 Press Releases. Each of Commerce and Wachovia agrees that neither it nor any of their respective Subsidiaries will, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NYSE rules.

   6.05 Access; Information. (a) Each of Commerce and Wachovia agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

   (b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

   6.06 Acquisition Proposals. Commerce agrees that neither it nor any of its Subsidiaries nor any of the respective officers and directors of Commerce or its Subsidiaries shall, and Commerce shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any enquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Commerce) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Commerce or its Significant Subsidiary (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised in writing by its counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Commerce shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Wachovia with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Commerce shall promptly (within 24 hours) advise Wachovia following the receipt by Commerce of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Wachovia of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

   6.07 Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, Commerce shall deliver to Wachovia a schedule of each person that, to its knowledge, is or is reasonably likely to be, as of the date of Commerce Meeting, deemed to be an "affiliate" of it (each, a "Commerce Affiliate") as that term is defined in Rule 144 and used in Rule 145 under the Securities Act.

   (b) Commerce shall use its reasonable best efforts to cause each person who may be deemed to be a Commerce Affiliate to execute and deliver to Wachovia on or before the date of mailing of the Proxy Statement an "affiliates agreement" in form attached hereto as Exhibit E.

   6.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement, the Stock Option Agreement or the Voting Agreements to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

   6.09 Certain Policies. Prior to the Effective Date, Commerce shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Wachovia, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with those of Wachovia; provided, however, that Commerce shall not be obligated to take any such action pursuant to this Section 6.09 unless and until Wachovia acknowledges that all conditions to its obligation to consummate the Merger have been satisfied.

   6.10 NYSE Listing. Wachovia agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Wachovia Common Stock to be issued to the holders of Commerce Common Stock in the Merger.

   6.11 Regulatory Applications. (a) Wachovia and Commerce and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Wachovia and Commerce shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

   (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

   6.12 Indemnification. (a) Following the Effective Date and for a period of six years thereafter, Wachovia shall indemnify, defend and hold harmless the present directors and officers of Commerce and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Commerce is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the State of Florida, the Commerce Articles and the Commerce By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Florida law, the Commerce Articles and the Commerce By-Laws shall be made by independent counsel (which shall not be counsel that provides material services to Wachovia) selected by Wachovia and reasonably acceptable to such officer or director; and provided, further, that in the absence of applicable Florida judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and Wachovia shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

   (b) For a period of three years from the Effective Time, Wachovia shall use its reasonable efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of Commerce or any of its Subsidiaries (determined as of the Effective Time) (as opposed to Commerce) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Commerce; provided, however, that in no event shall Wachovia be required to expend more than 150 percent of the current amount expended by Commerce (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if Wachovia is unable to maintain or obtain the insurance called for by this
Section 6.12(b), Wachovia shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Commerce or any Subsidiary may be required to make application and provide customary representations and warranties to Wachovia's insurance carrier for the purpose of obtaining such insurance.

   (c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Wachovia thereof; provided that the failure so to notify shall not affect the obligations of Wachovia under Section 6.12(a) unless and to the extent that Wachovia is actually prejudiced as a result of such failure.

   (d) If Wachovia or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Wachovia shall assume the obligations set forth in this Section 6.12.

   6.13 Benefit Plans. As soon as practicable following the Effective Time, Wachovia shall provide generally to employees (including officers) of Commerce, employee benefits, including severance benefits, under employee and welfare benefit plans on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by Wachovia and Wachovia Bank to similarly situated employees (including officers) of Wachovia Bank; provided, however, that, prior to the time that such benefits are provided, such employees of Commerce will continue to be provided with benefits under employee benefit plans (other than plans involving the issuance of securities of Commerce or Wachovia) which in the aggregate are substantially comparable to those currently provided by Commerce to such employees. All discretionary awards and benefits under any employee benefit plans of Wachovia shall be subject to the discretion of the persons or committee administering such plans. To the extent that Wachovia causes an employee benefit plan maintained by Wachovia to cover employees of Commerce, Wachovia shall cause such employee benefit plan to credit such Employee's service with Commerce prior to the Effective Date for purposes of participation, eligibility and vesting, but not for purposes of benefit accrual, to the same extent that such service was credited by Commerce. Except as expressly provided by the immediately preceding sentence, nothing contained herein shall in any way limit or restrict the ability of Wachovia to amend, modify, or terminate any employee benefit plan, including the Commerce Benefit Plans, following the Effective Time.

   6.14 Accountants' Letters. Commerce shall use its reasonable best efforts to cause to be delivered to Wachovia, and to Wachovia's directors and officers who sign the Registration Statement, a letter of KPMG, LLP independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to Wachovia, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

   6.15 Notification of Certain Matters. Each of Commerce and Wachovia shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

   6.16 Local Advisory Board. At the effective time of the merger of National Bank of Commerce into Wachovia Bank, Wachovia will cause Wachovia Bank to create a local advisory board for Orange County, Florida. The local advisory board will continue in accordance with Wachovia Bank's customary practices for its local advisory boards for a minimum period of one year from the date of the merger of National Bank of Commerce into Wachovia Bank (provided, however, that Wachovia shall, for the first year, pay a retainer of $3,000 to each member of the local advisory board). Wachovia Bank will appoint up to 12 of the qualified non-employee directors of National Bank of Commerce to the local advisory board and will consult with National Bank of Commerce to determine the appropriate individuals to appoint to this board.

   6.17 Noncompetition Agreements. Commerce agrees to use its best efforts to cause each officer identified on Exhibit C to execute and deliver to Wachovia on or before the mailing of the Proxy Statement the Officer Noncompetition Agreement.

   6.18 Stock Appreciation Rights. Commerce agrees to use its best efforts to cause each director of Commerce to execute and deliver to Wachovia an Amended and Restated 1999 Stock Appreciation Rights Agreements in form and substance satisfactory to Wachovia to (i) eliminate the adjustment in the number of phantom shares following a change of control of Commerce, (ii) clarify that the value of the stock appreciation rights will be the difference between the equity per share (as that term is used in the 1999 Stock Appreciation Rights Agreement) and the value of the Wachovia Common Stock received in the Merger, as adjusted through the application of the Exchange Ratio, examples of the operation of such formula are set forth and agreed to by Wachovia and Commerce in Commerce's Disclosure Schedule, and (iii) make such other changes as Wachovia may reasonably request, provided that such changes do not amend the timing of distributions under the 1999 Stock Appreciation Rights Agreements or the provisions of clauses (i) or (ii) above. Commerce also agrees that, as of the Effective Time but before giving effect to any adjustment because of the application of the Exchange Ratio, no more than 13,000 stock appreciation rights will be issued and outstanding.

                                  ARTICLE VII

                    Conditions to Consummation of the Merger

   7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Wachovia and Commerce to consummate the Merger is subject to the fulfillment or written waiver by Wachovia and Commerce prior to the Effective Time of each of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been duly adopted by the affirmative vote of the holders of the requisite number of outstanding shares of Commerce Common Stock entitled to vote thereon in accordance with applicable law, the Commerce Certificate and the Commerce By-Laws.

     (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the Subsidiary Combination, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Wachovia Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Wachovia would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

     (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Wachovia Common Stock to be issued in the Merger shall have been received and be in full force and effect.

     (f) Listing. The shares of Wachovia Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

   7.02 Conditions to Obligation of Commerce. The obligation of Commerce to consummate the Merger is also subject to the fulfillment or written waiver by Commerce prior to the Effective Time of each of the following conditions:

     (a) Representations and Warranties. Subject to the standard set forth in
  Section 5.02, the representations and warranties of Wachovia set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Commerce shall have received a certificate, dated the Effective Date, signed on behalf of Wachovia by the Chief Executive Officer and the Chief Financial Officer of Wachovia to such effect.

     (b) Performance of Obligations of Wachovia. Wachovia shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Commerce shall have received a certificate, dated the Effective Date, signed on behalf of Wachovia by the Chief Executive Officer and the Chief Financial Officer of Wachovia to such effect.

     (c) Opinion of Commerce's Counsel. Commerce shall have received an opinion of Zimmerman, Shuffield, Kiser & Sutcliffe, P.A., counsel to Commerce, dated the date of the Proxy Statement and the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368 (a) of the Code, (ii) Wachovia and Commerce will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) no gain or loss will be recognized by stockholders of Commerce who receive shares of Wachovia Common Stock in exchange for shares of Commerce Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, Zimmerman, Shuffield, Kiser & Sutcliffe, P.A. may require and rely upon representations contained in letters from Commerce and others.

   7.03 Conditions to Obligation of Wachovia. The obligation of Wachovia to consummate the Merger is also subject to the fulfillment or written waiver by Wachovia prior to the Effective Time of each of the following conditions:

     (a) Representations and Warranties. Subject to the standard set forth in
  Section 5.02, the representations and warranties of Commerce set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Wachovia shall have received a certificate, dated the Effective Date, signed on behalf of Commerce by the Chief Executive Officer and the Chief Financial Officer of Commerce to such effect.

     (b) Performance of Obligations of Commerce. Commerce shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Wachovia shall have received a certificate, dated the Effective Date, signed on behalf of Commerce by the Chief Executive Officer and the Chief Financial Officer of Commerce to such effect.

     (c) Opinion of Wachovia's Counsel. Wachovia shall have received an opinion of Sullivan & Cromwell, special counsel to Wachovia, dated the date of the Proxy Statement and the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion,
  (i) the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) Wachovia and Commerce will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from Wachovia and others.

     (d) Noncompetition Agreements. All of the Director Noncompetition Agreements entered into with the directors listed on Exhibit C shall be in full force and effect (other than as a consequence of death or disability). Each officer listed on Exhibit C shall have executed and delivered to Wachovia an Officer Noncompetition Agreement and all such agreements shall be in full force and effect (other than as a consequence of death or disability).

     (e) Accountants' Letters. Wachovia and its directors and officers who sign the Registration Statement shall have received the letters referred to in Section 6.14 from KPMG, LLP, Commerce's independent auditors.

     (f) Opinion of Commerce's Counsel. Wachovia shall have received an opinion of Zimmerman, Shuffield, Kiser & Sutcliffe, P.A., that the Noncompetition Agreements are valid, binding and enforceable in accordance with their terms under Florida law.

     (g) Employment Agreement. The Employment Agreement entered into with Guy
  D. Colado shall be in full force and effect (other than as a consequence of death or disability).

     (h) Commerce Stock Appreciation Rights. Each director shall have entered into an Amended and Restated 1999 Stock Appreciation Rights Agreement and all such agreements will be in full force and effect. Further, as a result of the Merger, but before giving effect to any adjustment because of the application of the Exchange Ratio, no more than 13,000 stock appreciation rights shall be issued and outstanding.

                                  ARTICLE VIII

                                  Termination

   8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

     (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Wachovia and Commerce, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

     (b) Breach. At any time prior to the Effective Time, by Wachovia or Commerce, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

     (c) Delay. At any time prior to the Effective Time, by Wachovia or Commerce, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by October 31, 2000, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this
  Section 8.01(c).

     (d) No Approval. By Commerce or Wachovia, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the stockholder approval required by Section 7.01(a) herein is not obtained prior to the Effective Date.

     (e) Failure to Recommend, Etc. At any time prior to the Commerce Meeting, by Wachovia if Commerce Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Wachovia.

   8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Acquisition pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

                                   ARTICLE IX

                                 Miscellaneous

   9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.05(b), 8.02 and this Article IX which shall survive such termination).

   9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that, after the Commerce Meeting, this Agreement may not be amended if it would violate the FBCA.

   9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

   9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law or of the NCBCA or FBCA are applicable).

   9.05 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and
(d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.05.

   9.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto and any purported assignment in violation of this Section 9.06 shall be null and void.

   9.07 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC fees shall be shared equally between Commerce and Wachovia.

   9.08 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

       If to Commerce, to:

       Commerce National Corporation
       1201 South Orlando Avenue
       Winter Park, Florida 32789
       Attention: Guy D. Colado
       Telephone: (407) 629-1818
       Facsimile: (407) 629-1844

       With a copy to:

       Zimmerman, Shuffield, Kiser & Sutcliffe, P.A.
       315 East Robinson Street, Suite 600
       Orlando, Florida, 32802
       Attention: W. Charles Shuffield
       Telephone: (407) 425-7010
       Facsimile: (407) 425-2747

       If to Wachovia, to:

       Wachovia Corporation
       100 North Main Street
       P.O. Box 3099
       Attention: General Counsel
       Telephone: (336) 770-5000
       Facsimile: (336) 722-2974

       With a copy to:

       Sullivan & Cromwell
       125 Broad Street
       New York, New York 10004
       Attention: Mark J. Menting, Esq.
       Telephone: (212) 558-4000
       Facsimile: (212) 558-3588

   9.09 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Stock Option Agreement and the Voting Agreements represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Stock Option Agreement and the Voting Agreements supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   9.10 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                                    *  *  *

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                        COMMERCE NATIONAL CORPORATION

                                             /s/ Guy D. Colado
                                        By: ____________________________________
                                          Name: Guy D. Colado
                                          Title:President and
                                               Chief Executive Officer

                                        WACHOVIA CORPORATION

                                             /s/ G. Joseph Prendergast
                                        By:_____________________________________
                                          Name: G. Joseph Prendergast
                                          Title:President and
                                               Chief Operating Officer

                             STOCK OPTION AGREEMENT

   STOCK OPTION AGREEMENT, dated as of March 3, 2000, between Wachovia Corporation, a North Carolina corporation ("Grantee"), and Commerce National Corporation, a Florida corporation ("Issuer").

                              W I T N E S S E T H:

   WHEREAS, Grantee and Issuer are entering into an Agreement and Plan of Merger (the "Merger Agreement");

   WHEREAS, as a condition and an inducement to Grantee's entering into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined) on the terms and conditions set forth in this Agreement; and

   WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement prior to the execution hereof;

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

   1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 179,500 fully paid and nonassessable shares of the common stock, par value $0.10 per share, of Issuer ("Common Stock") at a price per share equal to $19.45 (such price, as adjusted if applicable, the "Option Price"); provided, that in no event shall the number of shares for which this Option is exercisable exceed 24.9% of the issued and outstanding shares of Common Stock after giving effect to any shares subject or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

      (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 24.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

   2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an "Exercise Termination Event": (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(b) of the Merger Agreement or by Grantee or Issuer pursuant to Section 8.01(d) of the Merger Agreement (each, a "Listed Termination"); or (iii) the passage of eighteen (18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer pursuant to Section 8.01(b) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement.

      (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

       (i) Issuer or its Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")), the "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or the Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or the Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or the Issuer Subsidiary and
    (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

         (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

       (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

       (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or the Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

       (v) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

       (vi) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC, or distributed, a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer); or

       (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

       (viii) Any person other than Grantee or any Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

       (ix) The failure of a shareholder or shareholders in the aggregate holding in excess of 5% of the Company's outstanding Common Stock to comply with the terms of his, her or its Voting Agreement (as defined in the Merger Agreement).

      (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

       (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 20% or more of the then outstanding Common Stock; or

       (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 20%.

      (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

      (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

      (f)At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and
(ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

      (g)At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

      (h)Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

       "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

      (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

   3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

   4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

   5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

      (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it will equal 24.9% of the number of shares of Common Stock then issued and outstanding on a fully-diluted basis.

      (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

   6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 20% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

   7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

      (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

      (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain (and to take all action necessary to obtain) all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly
(i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

      (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

       (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

       (ii) the consummation of any Acquisition Transaction described in
    Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

   8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.

      (b) The following terms have the meanings indicated:

       (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

       (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

       (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

       (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

      (c) Subject to paragraph (d) of this Section 8, the Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

      (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

      (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

      (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder. This Section 8 shall take precedence over the second sentence of Section 5.

   9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of

Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

      (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

      (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive (and to take all action necessary to receive) all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

   10. Periods for exercise of certain rights hereunder shall be extended to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods.

   11. Issuer hereby represents and warrants to Grantee as follows:

      (a) Issuer has corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

      (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

   12. Grantee hereby represents and warrants to Issuer that this Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed or except in a transaction registered or exempt from registration under the 1933 Act.

   13. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

   14. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

   15. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, however, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $4,000,000 (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the sum of (1) the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such

Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares, and (2) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of any portion of the Option sold.

      (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

      (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall
(A) use its best efforts to obtain (and to take all action necessary to obtain) all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 14).

   16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

   17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

   18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

   19. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law or Florida law are applicable).

   20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

   22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

   23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                        COMMERCE NATIONAL CORPORATION.

                                             /s/ Guy D. Colado
                                        By: ____________________________________
                                          Name: Guy D. Colado
                                          Title:President and
                                                Chief Executive Officer

                                        WACHOVIA CORPORATION

                                             /s/ G. Joseph Prendergast
                                        By: ____________________________________
                                          Name: G. Joseph Prendergast
                                          Title:President and
                                                Chief Operating Officer

                                 PLAN OF MERGER

   PLAN OF MERGER (this "Plan") of Commerce National Corporation, a Florida corporation ("Commerce" or the "merged corporation") and Wachovia Corporation, a North Carolina corporation ("Wachovia" or the "surviving corporation").

                                   ARTICLE I
                                  DEFINITIONS

   1.1 Certain Definitions. The following terms are used in this Plan with the meanings set forth below:

   "Commerce Board" means the Board of Directors of Commerce.

   "Commerce Common Stock" means the common stock, par value $0.10 per share, of Commerce.

   "Commerce Stock Option" means each outstanding option to purchase shares of Commerce Common Stock.

   "Effective Date" means the effective date of the Merger.

   "Effective Time" means the effective time of the Merger.

   "Exchange Agent" means an exchange agent appointed by Wachovia.

   "FBCA" means the Florida Business Corporation Act.

   "Merger" means the merger of Commerce with and into Wachovia.

   "Merger Agreement" means the Agreement and Plan of Merger, dated as of March 3, 2000, by and between Commerce and Wachovia.

   "Merger Consideration" means the consideration to be issued to holders of Commerce Common Stock as provided in this Plan.

   "NCBCA" means the North Carolina Business Corporation Act.

   "New Certificates" has the meaning set forth in Section 3.4.

   "NYSE" means the New York Stock Exchange, Inc.

   "Old Certificates" has the meaning set forth in Section 3.4.

   "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

   "Subsidiary" has the meaning ascribed to it in Rule 1-02 of the Securities and Exchange Commission's Regulation S-X.

   "Surviving Corporation" means Wachovia, as the surviving corporation of the Merger.

   "Treasury Stock" shall mean shares of Commerce Stock held by Commerce or any of its Subsidiaries or by Wachovia or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

   "Wachovia Common Stock" means the common stock, par value $5.00 per share, of Wachovia.

   "Wachovia Preferred Stock" means the preferred stock, par value $5.00 per share, of Wachovia.

   "Wachovia Stock" means, collectively, Wachovia Common Stock and Wachovia Preferred Stock.

                                   ARTICLE II

                                   THE MERGER

   2.1. The Merger. (a) At the Effective Time, Commerce shall merge with and into Wachovia, the separate corporate existence of Commerce shall cease and Wachovia shall survive and continue to exist as a North Carolina corporation. Wachovia may at any time prior to the Effective Time change the method of effecting the combination with Commerce (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary or appropriate; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the tax treatment of Commerce's stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

    (b) Subject to the satisfaction or waiver of the conditions set forth in
Article IV, the Merger shall become effective upon the occurrence of the filing in the office of the Secretary of State of the State of Florida of articles of merger in accordance with Section 607.1105 of the FBCA and the filing in the office of the Secretary of State of the State of North Carolina of articles of merger in accordance with Section 55-11-05 of the NCBCA or such later date and time as may be set forth in such certificate and articles. The Merger shall have the effects prescribed in the FBCA and the NCBCA.

    (c) Articles of Incorporation and By-Laws. The articles of incorporation and by-laws of Wachovia immediately after the Merger shall be those of Wachovia as in effect immediately prior to the Effective Time.

    (d) Directors and Officers of Wachovia. The directors and officers of Wachovia immediately after the Merger shall be the directors and officers of Wachovia immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

   2.2. Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the Effective Date to occur on (a) the fifth business day to occur after the last of the conditions set forth in below shall have been satisfied or waived in accordance with the terms of the Merger Agreement (or, at the election of Wachovia, on the last business day of the month in which such day occurs or, if such last business day occurs on one of the last five business days of such month, on the last business day of the succeeding month) or (b) such other date to which the parties may agree in writing.

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

   3.1. Merger Consideration. Subject to the provisions of this Plan, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

    (a) Outstanding Commerce Common Stock. Each share, excluding Treasury Stock, of Commerce Common Stock, issued and outstanding immediately prior to the Effective Time shall become and be converted into the number of shares of Wachovia Common Stock equal to the Exchange Ratio (as defined in the following sentence). The "Exchange Ratio" shall mean the number equal to $54.00 divided by the Wachovia Average Stock Price (rounded to the nearest one-thousandth) provided that:

    (i) if the Wachovia Average Stock Price exceeds $64.125, the Exchange Ratio shall be .8421; and

     (ii) if the Wachovia Average Stock Price is less than $51.30, the Exchange Ratio shall be 1.0526.

The "Wachovia Average Stock Price" shall be the closing price of Wachovia Common Stock, as reported by the NYSE Composite Transaction Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the 15 NYSE trading days immediately preceding the Effective Date.

    (b) Outstanding Wachovia Stock. Each share of Wachovia Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

    (c) Treasury Stock. Each share of Commerce Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

   3.2. Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Commerce Common Stock shall cease to be, and shall have no rights as, stockholders of Commerce, other than to receive any dividend or other distribution with respect to such Commerce Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this
Article III. After the Effective Time, there shall be no transfers of shares of Commerce Common Stock on the stock transfer books of Commerce or the Surviving Corporation.

   3.3. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Wachovia Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Wachovia shall pay to each holder of Commerce Common Stock who would otherwise be entitled to a fractional share of Wachovia Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing price of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the NYSE trading day immediately preceding the Effective Date.

   3.4. Exchange Procedures. (a) At or prior to the Effective Time, Wachovia shall deposit, or shall cause to be deposited, with EquiServe Trust Company, N.A. (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Commerce Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Wachovia Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of Commerce Common Stock.

    (b) As promptly as practicable after the Effective Date, Wachovia shall send or cause to be sent to each former holder of record of shares of Commerce Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Wachovia shall cause the New Certificates into which shares of a stockholder's Commerce Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Commerce Common Stock (or indemnity reasonably satisfactory to Wachovia and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions that any such person shall be entitled to receive pursuant to this Article III upon such delivery. Old Certificates surrendered for exchange by any Commerce Affiliate shall not be exchanged for New Certificates until Wachovia has received a written agreement from such person as specified in Section 6.07 of the Merger Agreement.

    (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Commerce Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (d) At the election of Wachovia, no dividends or other distributions with respect to Wachovia Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Commerce Common Stock converted in the Merger into the right to receive shares of such Wachovia Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.4, and no such shares of Commerce Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section 3.4. After becoming so entitled in accordance with this Section 3.4, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Wachovia Common Stock such holder had the right to receive upon surrender of the Old Certificate.

    (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Commerce for twelve months after the Effective Time shall be paid to Wachovia. Any stockholders of Commerce who have not theretofore complied with this Article III shall thereafter look only to Wachovia for payment of the shares of Wachovia Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Wachovia Common Stock deliverable in respect of each share of Commerce Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon and Wachovia shall make such payment.

   3.5. Anti-Dilution Provisions. In the event Wachovia changes (or establishes a record date for changing) the number of shares of Wachovia Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Wachovia Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

   3.6. Options. At the Effective Time, each outstanding Commerce Stock Option, whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Commerce Stock Option, the number of shares of Wachovia Common Stock equal to (a) the number of shares of Commerce Common Stock subject to the Commerce Stock Option, multiplied by (b) the Exchange Ratio (such product rounded down to the nearest whole number) (a "Replacement Option"), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Commerce Common Stock which were purchasable pursuant to such Commerce Stock Option divided by (z) the number of full shares of Wachovia Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each Commerce Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, Commerce shall take all action, if any, necessary with respect to the Commerce Stock Plans to permit the replacement of the outstanding Commerce Stock Options by Wachovia pursuant to this Section. At the Effective Time, Wachovia shall assume the Commerce Stock Plans; provided, that such assumption shall be only in respect of the Replacement Options and that Wachovia shall have no obligation with respect to any awards under the Commerce Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Commerce Stock Plans.

                                   ARTICLE IV

                            CONDITIONS TO THE MERGER

   4.1. Consummation of the Merger is subject to the conditions set forth in
Article VII of the Merger Agreement.

                                   ARTICLE V

                                  TERMINATION

   5.1. This Plan may be terminated, and the Merger may be abandoned prior to the Effective Time as provided in Article VIII of the Merger Agreement.